Exhibit 10.12 (a)
AMENDMENT No. 1 TO
SPLIT DOLLAR AGREEMENT
ROBERTSON TRUST

Reference is made to that certain Split Dollar Agreement dated as of March 2, 1995 (the "Agreement"), by and between Frozen Food Express Industries, Inc., a Texas corporation (the "Corporation"), and Weldon Avis Robertson as Trustee ("Trustee") of The Robertson Irrevocable 1995 Trust (the "Trust").

PRELIMINARY STATEMENTS

A. The Agreement may be amended in accordance with Section 11 of the Agreement.

B. Capitalized terms used in this amendment (the "Amendment"), but not otherwise defined, have the meaning for them set forth in the Agreement.

C. The parties desire to amend the Agreement to terminate any obligation of the Corporation to make Premium (as defined below) payments under the Agreement with respect to the Policy.

D. The parties also desire to grant the Trust the right to repay the Corporation directly for any Premiums due to be repaid to the Corporation by the Trust under the Agreement without the Trust having to wait to surrender the Policy for its cash value or receipt of death benefits under the Policy.

AMENDMENT

The parties, intending to be legally bound, hereby agree as follows:

1. Termination of Premium Payment Obligations. Notwithstanding anything to the contrary in the Agreement (including under Section 3 of the Agreement), the parties hereby agree that the Corporation shall no longer have any obligation to pay Premiums under the Agreement with respect to the Policy and that as of the date hereof the Trust shall be solely obligated to make any and all Premium payments under or with respect to the Policy. For the avoidance of doubt, Section 3 of the Agreement is hereby deleted in its entirety from the Agreement and shall be of no further force or effect.

2. Repayment of Premiums. Notwithstanding anything to the contrary in the Agreement (including Sections 2 and 5 of the Agreement), the Trust shall have the right, at its sole and absolute discretion, to repay Premiums owed to the Corporation under the Agreement (including under Section 2) at any time prior to the Trust surrendering the Policy for its cash value or receipt of death proceeds under the Policy. Nothing in this Amendment, however, shall limit or diminish the Trust's obligation to repay any unpaid Premiums in full no later than as provided in Section 5 of the Agreement. As used herein and in the context of the Agreement, "Premiums" shall mean the total amount paid toward the premiums on the Policy by the Corporation under the Agreement prior to the date hereof and the total amount that the Corporation previously paid toward premiums on the Massachusetts Life Insurance Policy (less any sums previously received by the Corporation with respect to the Massachusetts Life Insurance Policy), which Premium amounts currently owing total in the aggregate $497,806, as further described on Exhibit A.

3. Ownership Rights. Nothing in this Amendment shall alter the ownership rights in the Policy, which ownership rights shall remain with the Trust, subject only to the Corporation's collateral assignment rights set forth in the Agreement, which collateral assignment rights shall terminate on the earlier of repayment in full of the Premiums or as otherwise provided in the Agreement.

4. Succession. This Amendment shall be binding upon and inure to the benefit of the parties to this Amendment and their respective successors and permitted assigns.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

7. Severability. Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8. Ratification. This Amendment shall not affect any terms or provisions of the Agreement other than those amended hereby and is only intended to amend, alter or modify the Agreement as expressly stated herein. Except as amended hereby, the Agreement remains in effect, enforceable against each of the parties, and is hereby ratified and acknowledged by each of the parties. In the event of a conflict between this Amendment and the Agreement, the terms of this Amendment shall control.

9. Further Assurances. While the Corporation and the Trust are the only parties to the Agreement, both parties agree to take such actions as may be required by the Insurer, or which the parties may reasonably request, to modify, amend or alter the collateral assignment documents previously executed by the parties in conjunction with the execution of the Agreement, all in such manner as would be in furtherance with the spirit of this Amendment.

The parties hereto have executed this Amendment on November 12, 2003.

FROZEN FOOD EXPRESS INDUSTRIES, INC.

By:  /s/ F. Dixon McElwee, Jr.
Name: F. Dixon McElwee, Jr.
Title: Senior Vice President & CFO

THE ROBERTSON IRREVOCABLE 1995 TRUST

By: /s/ Weldon Avis Robertson
Name: Weldon Avis Robertson
Title: Trustee of The Robertson Irrevocable 1995 Trust

EXHIBIT A

Outstanding Premiums
as of November 12, 2003

Analysis of Split Dollar Premium Payments

Year	Amount
1992	37,680.00
1993	36, 655.00
1994	-0-
1995	53,000.00
1995	(529.73)
1996	53,000.00
1997	53,000.00
1998	53,000.00
1999	53, 000.00
2000	53,000.00
2001	53,000.00
2002	53, 000.00
497,805.27